Exhibit 4.1.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SMITHTOWN BANCORP, INC.

Under Section 805 of the Business Corporation Law

[Filed with the State of New York Department of State on July 9, 2001]

The undersigned, being the Chairman of the Board, President and Chief Executive Officer and the Secretary, of Smithtown Bancorp, Inc., a New York corporation, hereby certify that:

FIRST: The name of the corporation is Smithtown Bancorp, Inc.

SECOND: The certificate of incorporation of the corporation was filed by the Department of State on May 7, 1984 and was amended by certificates of amendment of the certificate of incorporation filed by the Department of State on May 30, 1997 and May 21, 1998.

THIRD: For the purpose of effecting a two-for-one stock split, the certificate of incorporation, as amended, is hereby further amended to increase the number of shares of Common Stock which the corporation has authority to issue from 3,000,000 shares of Common Stock with a par value of $2.50 each to 7,000,000 shares of Common Stock with a par value of $1.25 each. The 771,018 shares of Common Stock, par value of $2.50 per share, issued, shall be changed into 1,542,036 new shares of Common Stock, par value of $1.25 per share at the rate of 2 for 1. The 2,228,982 shares of Common Stock, par value of $2.50 per share, unissued, shall be changed into 4,457,964 new shares of Common Stock, par value of $1.25 per share at the rate of 2 for 1 and an additional 1,000,000 shares of Common Stock, par value of $1.25 per share are hereby authorized. As a result of this amendment, 5,457,964 shares of Common Stock, par value of $1.25 each, will be authorized but unissued. The Preferred Shares of the corporation shall remain the same and shall not be affected by this amendment.

FOURTH: To effect such change, the first sentence of Article FOURTH of the certificate of incorporation of the corporation is hereby amended in its entirety to read as follows:

“The aggregate number of shares which the corporation shall have authority to issue shall be 7,100,000, of which 7,000,000 shall be designated as Common Shares with a par value of $1.25 each, and 100,000 shall be designated as Preferred Shares with a par value of one cent ($0.01) each.”

FIFTH: The foregoing amendment of the certificate of incorporation was authorized by the Board of Directors of the corporation at a meeting duly called and held on February 15, 2001 followed by the favorable vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders duly called and held on April 17, 2001.

IN WITNESS WHEREOF, the undersigned have signed this certificate of amendment of certificate of incorporation on May 4, 2001 and affirm the statements contained herein as true under the penalties of perjury.

SMITHTOWN BANCORP, INC.

By:	/s/ BRADLEY E. ROCK
Name: Bradley E. Rock Title: Chairman of the Board, President and Chief Executive Officer

By:	/s/ JUDITH BARBER
Name: Judith Barber Title: Secretary